As filed with the Securities and Exchange Commission on August 14, 2017

Registration No. 333 -219175

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MAGNEGAS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	26-0250418
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

11885 44 th Street North

Clearwater, Florida 33762

(727) 934-3448

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Tyler B. Wilson, Esq.

General Counsel

11885 44 th Street North

Clearwater, Florida 33762

(727) 934-3448

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Thomas Levato, Esq.

Goodwin Procter LLP

The New York Times Building
620 Eighth Avenue
New York, NY 10018

(212) 459-7256

Approximate date of commencement of proposed sale to the public : From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Series C Convertible Preferred Stock, par value $0.001 per share (3)	75	$1,000	(8)	$75,000	(8)	$8.70
Common Stock, par value $0.001 per share, issuable upon conversion of outstanding Series C Convertible Preferred Stock (4)	214,286	—		—			(10)
Common Stock, par value $0.001 per share, issuable upon exercise of outstanding Common Stock Warrants (5)	2,916,667	$ 1.26	(2)	$ 3,675,000.42	(2)	$425.93
Common Stock, par value $0.001 per share, issuable upon exercise of outstanding Placement Agent Warrants (6)	416,667	$ 1.26	(2)	$ 525,000.42	(2)	$60.84
Series C Convertible Preferred Stock, par value $0.001 per share, issuable upon exercise of outstanding Preferred Stock Warrants (7)	24,925	$1,000	(8)	$24,925,000	(8)	$2,888.81
Common Stock, par value $0.001 per share, issuable upon conversion of shares of Series C Convertible Preferred Stock which are issuable upon exercise of outstanding Preferred Stock Warrants (9)	71,214,286	—		—			(10)

Total				$29,200,000.80		$ 3,384.28	(11)

(1)	Represents shares offered by the selling stockholders. Includes an indeterminable number of additional shares pursuant to Rule 416 under the Securities Act of 1933, as amended, that may be issued to prevent dilution from stock splits, stock dividends or similar transactions that could affect the shares to be offered by selling stockholders.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act, based on the average of the high and low prices of the common stock of the registrant as reported on The NASDAQ Capital Market on July 3, 2017.

(3)	Represents 75 shares of Series C Convertible Preferred Stock issued and outstanding.

(4)	Represents shares issuable upon conversion of outstanding shares of Series C Convertible Preferred Stock, with each share of Series C Convertible Preferred Stock having a stated value of $1,000 per share and an initial conversion price into shares of common stock of $3.00 per share. The conversion price is variable as provided in the Series C Convertible Preferred Stock's governing document. The number of shares of common stock included represents the maximum number of shares of common stock that may be issuable upon conversion of the Series C Convertible Preferred Stock calculated assuming a conversion price floor of $0.35 per share.

(5)	Represents shares issuable upon exercise of outstanding Common Stock Warrants, at a fixed exercise price of $3.00 per share.

(6)	Represents shares issuable upon exercise of outstanding Placement Agent Warrants, at a fixed exercise price of $3.30 per share.

(7)	Represents shares issuable upon exercise of outstanding Preferred Stock Warrants, at a fixed exercise price of $900 per share.

(8)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(i) under the Securities Act.

(9)	Represents shares issuable upon conversion of shares of Series C Convertible Preferred Stock which are issuable upon exercise of outstanding Preferred Stock Warrants, with each share of Series C Convertible Preferred Stock having a stated value of $1,000 per share and an initial conversion price into shares of common stock of $3.00 per share. The conversion price is variable as provided in the Series C Convertible Preferred Stock's governing document. The number of shares of common stock included represents the maximum number of shares of common stock that may be issuable upon conversion of the Series C Convertible Preferred Stock calculated assuming a conversion price floor of $0.35 per share

(10)	No separate consideration will be received for the shares of common stock issuable upon conversion of the of Series C Convertible Preferred Stock; therefore, no registration fee for those shares is required pursuant to Rule 457(i) under the Securities Act.

(11)	A filing fee of $490.43 was paid by the registrant upon the initial filing of this registration statement on July 6, 2017. Pursuant to Rule 457(p) under the Securities Act, the registrant is offsetting the registration fee due under this registration statement by $2,600, which represents the portion of the registration fee previously paid with respect to $22,432,500 of securities covered by registration statement on Form S-1 (File No. 333-219138), which was initially filed on June 30, 2017 and subsequently withdrawn. Accordingly, the filing fee due in connection with this filing is $293.85.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated August 14, 2017

PRELIMINARY PROSPECTUS

MAGNEGAS CORPORATION

75 Shares of outstanding Series C Convertible Preferred Stock

(and 214,286 shares of Common Stock issuable upon conversion of the Series C Convertible Preferred Stock)

2,916,667 Shares of Common Stock issuable upon exercise of outstanding Common Stock Warrants

416,667 Shares of Common Stock issuable upon exercise of outstanding Placement Agent Warrants

24,925 Shares of Series C Convertible Preferred Stock issuable upon exercise of outstanding Preferred Stock Warrants
(and 71,214,286 shares of Common Stock issuable upon conversion of the Series C Convertible Preferred Stock)

This prospectus relates to the resale by the selling stockholders identified in this prospectus of (i) 75 shares of outstanding Series C Convertible Preferred Stock (and up to 214,286 shares of common stock that are issuable upon the conversion of the Series C Convertible Preferred Stock), (ii) up to 2,916,667 shares of common stock that are issuable upon the exercise of outstanding common stock warrants, (iii) up to 416,667 shares of common stock that are issuable upon the exercise of outstanding placement agent warrants, and (iv) up to 24,925 shares of Series C Convertible Preferred Stock that are issuable upon the exercise of outstanding preferred stock warrants (and up to 71,214,286 shares of common stock that are issuable upon the conversion of the Series C Convertible Preferred Stock that are issuable upon the exercise of outstanding preferred stock warrants), all of which were issued to the selling stockholders in connection with a private placement completed on June 15, 2017.

We are not selling any shares of preferred stock or common stock and will not receive any proceeds from the sale of the shares under this prospectus. Upon the exercise of the common stock warrants for 2,916,667 shares of our common stock by payment of cash, we will receive the exercise price of the warrants, which is $3.00 per share, or an aggregate of approximately $8,750,001. Upon the exercise of the placement agent warrants for 416,667 shares of our common stock by payment of cash, we will receive the exercise price of the warrants, which is $3.30 per share, or an aggregate of approximately $1,375,001. Upon the exercise of the preferred stock warrants for 24,925 shares of our Series C Convertible Preferred Stock by payment of cash, we will receive the exercise price of the warrants, which is $900 per share, for an aggregate of approximately $22,432,500.

We have agreed to bear all of the expenses incurred in connection with the registration of these shares. The selling stockholders will pay or assume brokerage commissions and similar charges, if any, incurred for the sale of shares.

The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. For additional information on the methods of sale that may be used by the selling stockholders, see the section entitled “Plan of Distribution” on page 11 of this prospectus. For a list of the selling stockholders, see the section entitled “Selling Stockholders” on page 5 of this prospectus.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our common stock is listed on the NASDAQ Capital Market under the symbol “MNGA.” On August 9, 2017, the last reported sale price of our common stock on the NASDAQ Capital Market was $0.46 per share. The Series C Convertible Preferred Stock will not be listed on any national securities exchange. There is no established public trading market for the Series C Convertible Preferred Stock, and we do not expect a market to develop.

We are an emerging growth company, as defined in Section 2(a) of the Securities Act of 1933.

Investing in the securities involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus and in the documents to be filed with the Securities and Exchange Commission that are incorporated by reference in this prospectus before making a decision to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2017.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling stockholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus is accurate as of the date on its cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUMMARY

This summary does not contain all the information that you should consider before investing in our securities. You should carefully read the entire prospectus and the documents incorporated by reference herein, including “Risk Factors” and the consolidated financial statements and related notes, before making an investment decision. All references to “we,” “us,” “our,” and the “company” mean MagneGas Corporation and its subsidiaries.

Our Company

MagneGas Corporation is a technology company that utilizes a plasma based system for the gasification and sterilization of liquid waste. A byproduct of our process is a hydrogen based fuel that we sell for metal cutting as an alternative to acetylene, or MagneGas2®. In addition, we are developing the use of our fuel for co-combustion with hydrocarbon fuels to reduce emissions. We also market, for sale or licensure, our proprietary plasma arc technology for the processing of liquid waste, or the Plasma Arc Flow® System”. We have established a retail and distribution platform to sell our fuel for use in the metalworking industries; we have developed a global network of brokers to sell our system for processing liquid waste and we are testing our fuel through a third party laboratory for use in the reduction of coal emissions. Additionally, we intend to acquire complementary gas distribution businesses in order to become a larger distributor of MagneGas2®, other industrial gases and related equipment.

In October of 2014, we purchased Equipment Sales and Services, Inc., or ESSI, for $3 million cash. ESSI is a full line seller of industrial gases and equipment for the welding and metal cutting industries. Since acquiring ESSI, we have opened three additional retail locations and distribute our proprietary MagneGas2® product as well as other gases and welding supplies through ESSI, our wholly owned subsidiary.

On February 1, 2017, we formed two wholly owned subsidiaries in the State of Delaware called MagneGas Energy Solutions, LLC and MagneGas Welding Supply, LLC, respectively.

On March 3, 2017, we formed three wholly owned subsidiaries in the State of Delaware called MagneGas Real Estate Holdings, LLC, MagneGas IP, LLC and MagneGas Production, LLC, respectively.

Products

We currently sell three products: (i) our proprietary fuel, MagneGas2®, for the metal working industry, (ii) a fully portable, all-in-one metal cutting torch system , used primarily in the firefighting industry, known as MagneTote and (iii) the machines that produce MagneGas2®, known as Plasma Arc Flow® refineries. In addition, we sell metal cutting fuels and ancillary products through ESSI. While our original fuel for the metal working industry was known as MagneGas®, we started selling MagneGas2® in July 2014 and stopped selling MagneGas® in March 2015.

Strategy

We are pursuing three major market segments:

•	industrial gas sales;

•	equipment sales for liquid waste processing; and

•	use of MagneGas2® for the co-combustion of hydro-carbon fuels to reduce emissions

June Private Placement

On June 15, 2017, we closed a private placement financing, or the June Private Placement, in which we sold shares of Series C Convertible Preferred Stock, Warrants to Purchase Series C Convertible Preferred Stock and Warrants to Purchase Common Stock, for a total gross purchase price of up to $25,000,000. At the closing, we issued to the investors a total of 75 shares of Series C Convertible Preferred Stock at a purchase price of $900 per share. The Series C Convertible Preferred Stock has an initial conversion price equal to $3.00 per share. We also issued to the investors warrants to purchase up to 24,925 shares of Series C Convertible Preferred Stock at an exercise price of $900 per share. The aggregate of 25,000 shares of Series C Convertible Preferred Stock will be initially convertible into an aggregate of 8,333,334 shares of common stock. We also issued to the investors warrants to purchase up to 2,916,667 shares of common stock at an exercise price of $3.00 per share. Finally, we issued to the placement agent for the June Private Placement, as partial compensation, placement agent warrants to purchase up to 416,667 shares of common stock at an exercise price of $3.30 per share.

1

July Registered Direct Offering

On July 27, 2017, we closed a registered direct financing, or the July Registered Direct Offering, in which we sold 150,000 shares of common stock at a purchase price of $1.00 per share, for gross proceeds of $150,000. We also issued to the investors Warrants to Purchase Series D Convertible Preferred Stock, which will be exercisable for a total of 694,422 shares of Series D Convertible Preferred Stock at an exercise price of $1.00 per share. The Series D Convertible Preferred Stock have an initial conversion price of $1.00 and will be initially convertible into an aggregate of 694,422 shares of common stock. The July Registered Direct Offering was made pursuant to a prospectus supplement and accompanying base prospectus relating to the Company’s effective shelf registration statement on Form S-3 (File No. 333-207928).

Reverse Stock Split

On May 19, 2017, we completed a one-for-ten reverse stock split of our issued and outstanding shares of common stock, par value $0.001 per share, which we refer to as the Reverse Stock Split. At that time, every ten shares of our issued and outstanding common stock were automatically combined into one issued and outstanding share of our common stock. No fractional shares were issued in connection with the Reverse Stock Split. All historical share and share-related information presented in this prospectus gives effect to the Reverse Stock Split.

Corporate Information

MagneGas Corporation was organized under the laws of the State of Delaware on December 9, 2005. Our principal office is located at 11885 44 th Street North, Clearwater, Florida 33762 and its telephone number is (727) 934-3448.

We file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other items with the Securities and Exchange Commission, or the SEC. We provide access free of charge to all of these SEC filings, as soon as reasonably practicable after filing, on our internet site located at www.magnegas.com . The information on our website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus.

We qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies, including:

•	reduced disclosure about our executive compensation arrangements;

•	exemption from the requirements to hold non-binding advisory votes on executive compensation and golden parachute payments; and

•	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions up until such time that we are no longer an emerging growth company. We may choose to take advantage of some, but not all, of the available exemptions. We have taken advantage of certain reduced reporting obligations in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have not elected to avail ourselves of this exemption and, therefore, while we are an emerging growth company we will be subject to new or revised accounting standards at the same time that they become applicable to other public companies that are not emerging growth companies.

2

The Offering

Securities offered by the selling stockholders	(i) 75 shares of outstanding Series C Convertible Preferred Stock (and 214,286 shares of common stock issuable upon conversion of the Series C Convertible Preferred Stock), (ii) up to 2,916,667 shares of common stock that are issuable upon the exercise of outstanding common stock warrants, (iii) up to 416,667 shares of common stock that are issuable upon the exercise of outstanding placement agent warrants, and (iv) 24,925 shares of Series C Convertible Preferred Stock that are issuable upon the exercise of outstanding preferred stock warrants (and up to 71,214,286 shares of common stock that are issuable upon the conversion of the Series C Convertible Preferred Stock that are issuable upon the exercise of outstanding preferred stock warrants),

Common stock outstanding	11,361,309 shares

Use of proceeds	We will not receive any proceeds from the sale of shares in this offering, but we will receive the exercise price of the common stock warrants at the time of exercise, which is $3.00 per share, the placement agent warrants at the time of exercise, which is $3.30 per share, and the preferred stock warrants at the time of exercise, which is $900 per share.

Risk Factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

NASDAQ Capital Market symbol	“MNGA.” The shares of Series C Convertible Preferred Stock are not currently, and will not be in the future, listed on any national securities exchange. There is no established public trading market for the Series C Convertible Preferred Stock, and we do not expect a market to develop.

The number of shares of our common stock outstanding is based on 11,361,309 shares of our common stock outstanding as of August 9, 2017 and excludes the following (in each case, as of August 9, 2017):

•	244,467 shares issuable upon the exercise of options;

•	368,572 shares of our common stock issuable upon conversion of senior convertible debentures;

•	164,867 shares of our common stock issuable upon conversion of shares of our Series D Convertible Preferred Stock that are issuable upon exercise of preferred stock warrants;

•	2,916,667 shares of common stock that are issuable upon the exercise of common stock warrants issued in the June Private Placement;

•	416,667 shares of common stock that are issuable upon the exercise of placement agent warrants issued in the June Private Placement;

•	214,286 shares of our common stock issuable upon conversion of shares of our Series C Convertible Preferred Stock issued in the June Private Placement, assuming a conversion price floor of $0.35 per share; and

•	71,214,286 shares of our common stock issuable upon conversion of shares of our Series C Convertible Preferred Stock that are issuable upon exercise of preferred stock warrants issued in the June Private Placement, assuming a conversion price floor of $0.35 per share.

 Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding options and warrants, and no conversion of the outstanding convertible debentures and convertible preferred stock.

3

RISK FACTORS

An investment in our securities involves significant risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors described below with respect to our Series C Convertible Preferred Stock, as well as the other risk factors incorporated herein by reference from “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on March 31, 2017, and as further updated by our subsequent Exchange Act filings we file with the SEC after the filing of the registration statement of which this prospectus is a part and that are, in each case, incorporated by reference herein. Any of these risks could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the price of our common stock and the value of your investment in our securities.

Risks Relating to the Series C Convertible Preferred Stock

There is not currently and there may never be an active trading market for our Series C Convertible Preferred Stock.

There currently is no trading market for the Series C Convertible Preferred Stock and such a market may never develop. We have no plans to list the Series C Convertible Preferred Stock on any national securities exchange.

We may not be able to raise the funds necessary to redeem the Series C Convertible Preferred Stock if required to do so.

Under certain circumstances, holders of the Series C Convertible Preferred Stock have the right to demand that we redeem Series C Convertible Preferred Stock.  If we are not able to raise the funds necessary to redeem such shares, we will not be able to comply with our redemption obligations and holders of the Series C Convertible Preferred Stock will not be able to redeem their shares.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus (including any documents incorporated by reference herein) contains statements with respect to us which constitute ‘‘forward-looking statements’’ within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the ‘‘safe harbor’’ created by those sections. Forward-looking statements, which are based on certain assumptions and reflect our plans, estimates and beliefs, can generally be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “could,” “seek,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. These forward looking statements include, but are not limited to, statements concerning future events, our future financial performance, business strategy and plans and objectives of management for future operations. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed in “Risk Factors” in the documents incorporated by reference herein.

We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date they are made. We disclaim any obligation, except as specifically required by law and the rules of the Securities and Exchange Commission, to publicly update or revise any such statements to reflect any change in company expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

You should read this prospectus and the documents that we incorporate by reference herein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date on the cover of this prospectus only. Our business, financial condition, results of operations and prospects may change. We may not update these forward-looking statements, even though our situation may change in the future, unless we have obligations under the federal securities laws to update and disclose material developments related to previously disclosed information. We qualify all of the information presented in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit holders of the shares of our Series C Convertible Preferred Stock, common stock warrants, placement agent warrants and preferred stock warrants described in the section entitled “Selling Stockholders” to resell such shares of our Series C Convertible Preferred Stock and common stock issuable upon the conversion of our Series C Convertible Preferred Stock, shares of our common stock issuable upon the exercise of the common stock warrants and placement agent warrants, and shares of our Series C Convertible Preferred Stock issuable upon the exercise of the preferred stock warrants (and shares of our common stock that are issuable upon the conversion of the Series C Convertible Preferred Stock that are issuable upon the exercise of the preferred stock warrants). We will not receive any proceeds from the resale of any shares of common stock or Series C Convertible Preferred Stock offered by this prospectus by the selling stockholders. Upon the exercise of the common stock warrants for 2,916,667 shares of our common stock by payment of cash, we will receive the exercise price of the warrants, which is $3.00 per share, or an aggregate of approximately $8,750,001. Upon the exercise of the placement agent warrants for 416,667 shares of our common stock by payment of cash, we will receive the exercise price of the warrants, which is $3.30 per share, or an aggregate of approximately $1,375,001. Upon the exercise of the preferred stock warrants for 24,925 shares of our Series C Convertible Preferred Stock by payment of cash, we will receive the exercise price of the warrants, which is $900 per share, or an aggregate of approximately $22,432,500.

The common stock warrants, placement agent warrants and preferred stock warrants will not, upon the effectiveness (and continued effectiveness) of the registration statement of which this prospectus is a part, be eligible for cashless-exercise treatment. We plan to use any cash received from the exercise of the common stock warrants, placement agent warrants and preferred stock warrants for general corporate purposes. General corporate purposes may include providing working capital, funding capital expenditures, or paying for acquisitions. We currently do not have any arrangements or agreements for any acquisitions. We cannot precisely estimate the allocation of the proceeds from any exercise of the warrants for cash. Accordingly, in the event the warrants are exercised for cash, our management will have broad discretion in the application of the proceeds of such exercises. Pending the use of proceeds, we intend to invest the proceeds of any warrant for cash exercise in certificates of deposit or direct or guaranteed obligations of the U.S. government. There is no assurance that the warrants will ever be exercised for cash.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by such selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by such selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, NASDAQ Capital Market listing fees and fees and expenses of our counsel and our auditors.

4

SELLING STOCKHOLDERS

The shares of preferred stock being offered by the selling stockholders are those previously issued to the selling stockholders and those issuable to the selling stockholders upon exercise of the preferred warrants. The shares of common stock being offered by the selling stockholders are those issuable to the selling stockholders upon conversion of the preferred stock and exercise of the common stock warrants and placement agent warrants. We are registering the shares of preferred stock and shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of our securities issued in the June Private Placement and the July Registered Direct Offering, the selling stockholders have not had any material relationship with us within the past three years other than Maxim Group LLC and its designees, which served as the placement agent for the June Private Placement and received the placement agent warrants as consideration for services rendered. Maxim Group LLC is registered under the Exchange Act as a broker-dealer. Other than Maxim Group LLC, to our knowledge, none of the selling stockholders listed below are broker-dealers or affiliates of broker-dealers.

The first table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of preferred stock held by each of the selling stockholders. The second column lists the number of shares of preferred stock beneficially owned by the selling stockholders, based on their respective ownership of preferred stock and preferred warrants, as of August 9, 2017, assuming exercise of the preferred warrants held by each such selling stockholder on that date. The third column lists the shares of preferred stock being offered by this prospectus by the selling stockholders. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

The second table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, based on their respective ownership of shares of common stock, preferred stock, common stock warrants and placement agent warrants, as of August 9, 2017, assuming conversion of the preferred stock, exercise of the preferred warrants, exercise of the common stock warrants and exercise of the placement agent warrants held by each such selling stockholder on that date but taking account of any limitations on conversion and exercise set forth therein. The third column lists the shares of common stock being offered by this prospectus by the selling stockholders and does not take in account any limitations on (i) conversion of the preferred stock set forth in the certificate of designations or (ii) exercise of the warrants set forth therein. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Because the conversion price of the preferred stock and the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.

Under the terms of the preferred stock, common stock warrants and the placement agent warrants, a selling stockholder may not convert the preferred stock or exercise the common stock warrants or placement agent warrants to the extent (but only to the extent) such selling stockholder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 4.99% of the outstanding shares of the Company. The number of shares in the second column reflects these limitations. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

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Name of Selling Stockholder	Number of Shares of Preferred Stock Owned Prior to Offering	Maximum Number of Shares of Preferred Stock to be Sold Pursuant to this Prospectus	Number of Shares of Preferred Stock of Owned After Offering

Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B (1)	189,867	25,000	164,867

(1) Includes (i) 75 shares of Series C Convertible Preferred Stock issued and outstanding, (ii) 24,925 shares of Series C Convertible Preferred Stock issuable upon exercise of outstanding Series C Preferred Stock Warrants and (iii) 164,867 shares of Series D Convertible Preferred Stock issuable upon exercise of outstanding Series D Preferred Stock Warrants. An aggregate of 25,000 shares of Series C Convertible Preferred Stock are being registered for resale pursuant to this prospectus. Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B. Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of Ayrton Capital LLC is 1180 Avenue of the Americas, Suite 842, New York, NY 10036.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock of Owned After Offering

Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B (1)	597,473	74,345,239	471,522

Maxim Partners LLC (2)	416,667	416,667	0

(1) Under the terms of the Common Stock Warrants, the holders do not have the right to exercise the warrants to the extent that after giving effect to such exercise, the holder (together with its affiliates) would beneficially own in excess of 4.99% (the â€ŒMaximum Percentageâ€) of the shares of our common stock outstanding immediately after giving effect to such exercise. Under the terms of the Series C Convertible Preferred Stock, the holders do not have the right to convert the Series C Convertible Preferred Stock to the extent that after giving effect to such conversion, the holder (together with its affiliates) would beneficially own in excess of the Maximum Percentage. Under the terms of the Series D Convertible Preferred Stock, the holders do not have the right to convert the Series D Convertible Preferred Stock to the extent that after giving effect to such conversion, the holder (together with its affiliates) would beneficially own in excess of the Maximum Percentage. The number of shares of common stock beneficially owned prior to the offering represents the maximum number of shares of common stock beneficially owned after giving effect to the Maximum Percentage. The aggregate number of shares owned prior to the offering, without giving effect to the Maximum Percentage, would equal 74,816,761 shares of common stock as follows: (i) 473 shares of common stock issued and outstanding, (ii) 71,428,572 shares of common stock issuable upon conversion of shares of Series C Convertible Preferred Stock assuming a conversion price equal to the applicable floor price of $0.35 per share, (iii) 2,916,667 shares of common stock issuable upon exercise of outstanding Common Stock Warrants and (iv) 471,049 shares of common stock issuable upon conversion of shares of Series D Convertible Preferred Stock assuming a conversion price equal to the applicable floor price of $0.35 per share. An aggregate of 74,345,239 shares of common stock, representing the shares of common stock issuable upon conversion of shares of Series C Convertible Preferred Stock and the shares of common stock issuable upon exercise of the Common Stock Warrants, are being registered for resale pursuant to this prospectus. Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B. Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of Ayrton Capital LLC is 1180 Avenue of the Americas, Suite 842, New York, NY 10036.

(2) Includes 416,667 shares of common stock issuable upon the exercise of placement agent warrants. Maxim Partners LLC is an affiliate of Maxim Group, LLC, a registered broker dealer and the placement agent in the June Private Placement. Michael Rabinowitz has discretionary authority to vote and dispose of the shares of common stock held by Maxim Partners LLC and may be deemed to be the beneficial owner of these shares. Maxim Partners LLC did not acquire the warrants in the ordinary course of its business; rather its affiliate, Maxim Group LLC, acquired the warrants through its participation as placement agent in the June Private Placement.

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DESCRIPTION OF SERIES C CONVERTIBLE PREFERRED STOCK

The terms of the Series C Convertible Preferred Stock, or the Series C Preferred Stock, are contained in the Certificate of Designations, Preferences and Rights of the Series C Convertible Preferred Stock of MagneGas Corporation, or the Series C Certificate of Designations, that we filed with the Secretary of State of the State of Delaware on June 15, 2017.  The following description is a summary of the material provisions of the Series C Preferred Stock and the Series C Certificate of Designations. It does not purport to be complete and is qualified in all respects by the terms of the Series C Certificate of Designations. We urge you to read the Series C Certificate of Designations because it, and not this description, defines the rights of holders of Series C Preferred Stock. We have included the Series C Certificate of Designations in our Current Report on Form 8-K filed with the Commission on June 19, 2017 which is incorporated by reference into this prospectus.

Rank

The Series C Preferred Stock, with respect to rights, powers, preferences and privileges, rank senior with respect to all shares of capital stock of the Company, except for our Series A Preferred Stock, which rank pari passu to the Series C Preferred Stock, and unless holders of at least a majority of the outstanding Series C Preferred Stock and Series A Preferred Stock, voting together as a single class, consent to the creation of other capital stock of the Company that is senior or equal in rank to the Series C Preferred Stock and Series A Preferred Stock.

Dividends

Holders of the Series C Preferred Stock will be entitled to receive dividends, if and when declared by our Board of Directors, from time to time, in its sole discretion and in accordance with the requirements of Delaware General Corporation Law. Upon the occurrence of certain triggering events, the holders will be entitled to receive dividends at a rate of eighteen percent (18.0%) per annum.

Conversion

The shares of Series C Preferred Stock are convertible into common stock at an initial conversion price of $3.00 per share, or the conversion price, subject to certain adjustments. The Series C Preferred Stock may be converted into common stock at any time at the option of the holders, subject to the limitations on beneficial ownership contained in the Series C Certificate of Designations.

On each applicable installment date, provided there has been no equity conditions failure, we shall convert the applicable amount of Series C Preferred Stock from each holder into shares of common stock; provided, however, that we may, at our option following notice to each holder, redeem such amount of Series C Preferred Stock by paying to each holder the corresponding installment amount in cash.

The applicable installment conversion price with respect to a particular date of determination, shall be equal to the lower of:

-	the conversion price then in effect; and

-	the greater of (a) $0.35 and (b) the lower of (i) 85% of the VWAP of the common stock as of the trading day immediately preceding the applicable installment date and (ii) 85% of the quotient of (A) the sum of the VWAP of the common stock for each of the ten (10) trading days with the lowest VWAP of the common stock during the twenty (20) consecutive trading day period ending and including the trading day immediately prior to the applicable installment date, divided by (B) ten (10).

In addition, upon the occurrence certain triggering events, a holder of Series C Preferred Stock has the option to convert a portion of the Series C Preferred Stock into common stock at an alternate conversion price, which shall be the lower of:

-	the then-applicable conversion price; and

-	the greater of (a) $0.35 and (b) the lowest of (i) 85% of the VWAP of the common stock as of the trading day immediately preceding the delivery or deemed delivery of the applicable conversion notice, (ii) 85% of the VWAP of the common stock as of the trading day of the delivery or deemed delivery of the applicable conversion notice and (iii) 85% of the price computed as the quotient of (A) the sum of the VWAP of the common stock for each of the ten (10) trading days with the lowest VWAP of the common stock during the twenty (20) consecutive trading day period ending and including the trading day immediately preceding the delivery or deemed delivery of the applicable conversion notice, divided by (B) ten (10).

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Adjustment of Conversion Price

If and whenever we subdivide or combine (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) our outstanding common stock into a greater or smaller number of shares, then the conversion price in effect immediately prior to such subdivision will be proportionately reduced or increased, as applicable.

Additionally, if and whenever we issue or sell, or are deemed to have issued or sold, any shares of common stock (including the issuance or sale of shares of common stock owned or held by or for our account, but excluding any excluded securities issued or sold or deemed to have been issued or sold) for a consideration per share less than a price equal to the conversion price in effect immediately prior to such issuance or sale or deemed issuance or sale then, immediately after such issuance, the conversion price then in effect shall be reduced to an amount equal to the lower price.

Triggering Events

The Series C Certificate of Designations provide for certain triggering events which include, but are not limited to:

(i)	our failure to timely file a registration statement,
(ii)	the lapsing of a registration statement that is required to remain effective,
(iii)	our suspension (or threatened suspension) from trading or the failure (or threatened failure) of our common stock to be trading or listed (as applicable) on an eligible market for a period of five (5) consecutive trading days,
(iv)	notice to any holder of Series C Preferred Stock or Series C Preferred Warrants of our intention not to comply, as required, with a request for exercise of any warrants for warrant shares in accordance with the provisions of the Series C Preferred Warrants or a request for conversion of any Series C Preferred Stock into shares of common stock that is requested in accordance with the provisions of the Series C Certificate of Designations,
(v)	the failure to cure a conversion or delivery failure with five (5) trading days after the applicable exercise or conversion date,
(vi)	failure to maintain the authorized share allocation,
(vii)	failure to reserve 100% of the aggregate number of additional Series C Preferred Stock as necessary to effect the exercise in full of the Series C Preferred Warrants then outstanding,
(viii)	failure of our Board of Directors to declare a dividend that’s required under the Series C Certificate of Designations,
(ix)	our failure to pay any amount when due,
(x)	our failure to remove a restrictive legend when required to do so in conformity with applicable federal law,
(xi)	the occurrence of any default under, redemption of or acceleration prior to maturity of at least an aggregate of $50,000 of indebtedness,
(xii)	bankruptcy or insolvency or reorganization of the Company not dismissed within thirty (30) days of initiation,
(xiii)	the entry by a court of a decree, order, judgment or other similar document in respect of the Company or any of our subsidiaries of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law,
(xiv)	under certain circumstances, our becoming subject to judgments for the payment of money or defaulting on indebtedness,
(xv)	our breach of any transaction document,
(xvi)	any breach of the Series C Certificate of Designations,
(xvii)	upon the occurrence of certain material adverse events,
(xviii)	if any provision of any transaction document ceases to be valid or enforceable, and
(xix)	if either Ermanno Santilli or Scott Mahoney cease to be active officers and employees of the Company.

Redemption

In lieu of conversion, upon the occurrence of certain triggering events, a holder may require that we redeem all or any of the Series C Preferred Stock at a price equal to the greater of:

-	the product of (a) the conversion amount of the Series C Preferred Stock to be redeemed multiplied by (b) a redemption premium of 115%; and

-	the product of (a) the conversion rate with respect to the conversion amount in effect at such time of redemption multiplied by (b) the product of (i) a redemption premium of 115% multiplied by (ii) the greatest closing sale price of the common stock on any trading day during the period commencing on the date immediately preceding such triggering event and ending on the date we make the entire redemption payment.

If we elect to effect an installment redemption in lieu of an installment conversion, in whole or in part, such Series C Preferred Stock shall be redeemed by us in cash on the applicable installment date in an amount equal to 103% of the applicable installment redemption amount.

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In addition to the redemptions described above, at any time no equity conditions failure exists, we shall have the right to redeem, in one redemption, up to $10 million of the conversion amount of the Series C Preferred Stock then outstanding. The Series C Preferred Stock subject to redemption at our option shall be redeemed by us in cash at a price equal to 115% of the greater of:

-	the conversion amount of the Series C Preferred Stock being redeemed; and

-	the product of (a) the conversion rate with respect to the conversion amount of the Series C Preferred Stock being redeemed multiplied by (b) the greatest closing sale price of the common stock on any trading day during the period commencing on the date immediately preceding such redemption and ending on the trading day immediately prior to the date we make the entire redemption payment.

Voting Rights

Holders of Series C Preferred Stock shall have no voting rights, except as required by law (including without limitation, the Delaware General Corporation Law) and as expressly provided in the Series C Certificate of Designations.

Exchange Listing

There is no established public trading market for the Series C Preferred Stock, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Series C Preferred Stock on any securities exchange or recognized trading system.

Limitations on Beneficial Ownership

The Series C Preferred Stock may not be converted, and common stock may not be issued in connection therewith, if, after giving effect to the conversion or issuance, a holder together with certain related parties would beneficially own in excess of 4.99% of the outstanding common stock. At each holder's option, the cap may be raised or lowered to any other percentage not in excess of 9.99%, except that any increase will only be effective upon 61-days' prior notice to us, and any increase or decrease will apply only to such holder.

DESCRIPTION OF COMMON STOCK

General

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Our common stock does not have cumulative voting rights. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our certificate of incorporation. Although there are no provisions in our charter or by-laws that may delay, defer or prevent a change in control, the board of directors is authorized, without stockholder approval, to issue shares of preferred stock that may contain rights or restrictions that could have this effect. Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Election of Directors

The holders of shares of common stock and the equivalent shares of outstanding Series A Preferred Stock, voting together, shall appoint the members of our board of directors. Each share of common stock is entitled to one vote.

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our board of directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our board of directors may deem relevant.

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Anti-Takeover Effects of Provisions of the Delaware General Corporation Law and our Certificate of Incorporation and Bylaws

Provisions of the Delaware General Corporation Law, or the DGCL, and our amended and restated certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in improved terms for our stockholders.

Delaware Anti-Takeover Statute. We are subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for three years following the date the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner.

Section 203 of the DGCL generally defines a “business combination” to include, among other things, any merger or consolidation involving us and the interested stockholder and the sale of more than 10% of our assets.

In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our voting stock or any entity or person associated or affiliated with or controlling or controlled by such entity or person.

Amendments to Our Certificate of Incorporation. Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon is required to amend a corporation’s certificate of incorporation. Under the DGCL, the holders of the outstanding shares of a class of our capital stock shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would:

-	increase or decrease the aggregate number of authorized shares of such class;

-	increase or decrease the par value of the shares of such class; or

-	alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class of our capital stock so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of this provision.

Vacancies in the board of directors. Our bylaws provide that, subject to limitations, any vacancy occurring in our board of directors for any reason may be filled by a majority of the remaining members of our board of directors then in office, even if such majority is less than a quorum. Each director so elected shall hold office until the expiration of the term of the other directors. Each such directors shall hold office until his or her successor is elected and qualified, or until the earlier of his or her death, resignation or removal.

Special Meetings of Stockholders. Under our bylaws, special meetings of stockholders may be called at any time by our President whenever so directed in writing by a majority of the entire board of directors. Special meetings can also be called whenever one-third of the number of shares of our capital stock entitled to vote at such meeting shall, in writing, request one. Under the DGCL, written notice of any special meeting must be given not less than 10 nor more than 60 days before the date of the special meeting to each stockholder entitled to vote at such meeting.

No Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

The NASDAQ Capital Market Listing

Our common stock is listed on the NASDAQ Capital Market under the symbol “MNGA.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc. The transfer agent’s address is 3200 Cherry Creek South Drive, Suite 430, Denver, CO 80209, and its telephone number is (303) 282-4800.

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PLAN OF DISTRIBUTION

We are registering the shares of preferred stock outstanding and issuable upon exercise of the preferred warrants and the shares of common stock issuable upon conversion of the preferred stock and exercise of the common stock warrants and placement agent warrants to permit the resale of these shares of preferred stock and common stock by the holders of the preferred stock, preferred warrants, common stock warrants and placement agent warrants from time to time after the date of this prospectus. We will receive proceeds from the exercise of any preferred warrants. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock, although we will receive the exercise price of any common stock warrants or placement agent warrants not exercised by the selling stockholders on a cashless exercise basis. We will bear all fees and expenses incident to our obligation to register the shares of preferred stock and common stock.

The selling stockholders may sell all or a portion of the shares of preferred stock and common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of preferred stock or common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of preferred stock and common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•        on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•        in the over-the-counter market;

•        in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•        through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        short sales made after the date the Registration Statement is declared effective by the SEC;

•        broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

•        a combination of any such methods of sale; and

•        any other method permitted pursuant to applicable law.

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The selling stockholders may also sell shares of preferred stock and common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of preferred stock and common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of preferred stock or common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of preferred stock or common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of preferred stock or common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of preferred stock or common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of preferred stock or common stock short and deliver shares of preferred stock or common stock, as applicable, covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of preferred stock or common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the preferred stock, preferred warrants, common stock warrants, placement agent warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of preferred stock or common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of preferred stock or common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of preferred stock or common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of preferred stock or common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of preferred stock and common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of preferred stock and common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of preferred stock or common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of preferred stock or common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of preferred stock or common stock. All of the foregoing may affect the marketability of the shares of preferred stock or common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of preferred stock or common stock.

We will pay all expenses of the registration of the shares of preferred stock and common stock pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

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Once sold under the registration statement, of which this prospectus forms a part, the shares of preferred stock and common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Certain legal matters with respect to the securities will be passed upon for us by Goodwin Procter LLP, New York, New York.

EXPERTS

The consolidated financial statements of MagneGas Corporation as of December 31, 2016 and for the year ended December 31, 2016 incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2016, have been so incorporated on reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in the notes to the consolidated financial statements) of Marcum LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of MagneGas Corporation as of December 31, 2015 and for the year ended December 31, 2015 incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2016, have been so incorporated on reliance on the report of Stevenson & Company CPAS LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act of 1933, as amended, and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete, and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus for a copy of such contract, agreement or other document.

Because we are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, we file annual, quarterly and special reports, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov or on our website at http://www.magnegas.com.

The website addresses referenced herein are not intended to function as hyperlinks, and the information contained in our website and in the SEC's website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus.

In addition, the public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

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INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file with the SEC after the date of the initial registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement will automatically update and supersede the information contained in this prospectus. This prospectus incorporates by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities are sold:

•	Our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 31, 2017.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the SEC on May 15, 2017.

•	Our Current Reports on Form 8-K and Form 8-K/A, filed with the SEC on January 5, 2017, February 3, 2017, May 9, 2017, May 11, 2017, May 17, 2017, May 22, 2017, May 25, 2017, June 8, 2017, June 12, 2017, June 13, 2017, June 14, 2017, June 19, 2017, June 20, 2017 (Form 8-K/A only), June 21, 2017, July 24, 2017, July 25, 2017, July 26, 2017, July 27, 2017, July 31, 2017, August 9, 2017 and August 14, 2017.

•	Our definitive proxy statement on Schedule 14A filed with the SEC on April 21, 2017.

•	Our definitive information statement on Schedule 14C filed with the SEC on June 7, 2017.

•	Our definitive information statement on Schedule 14C filed with the SEC on July 3, 2017.

•	Our definitive information statement on Schedule 14C filed with the SEC on July 24, 2017.

Notwithstanding the foregoing, we are not incorporating any document or portion thereof or information deemed to have been furnished and not filed in accordance with SEC rules.

You may request a free copy of the above mentioned filings or any subsequent filings we incorporate by reference to this prospectus by writing or telephoning us at the following address: MagneGas Corporation, 11885 44 th Street North, Clearwater, FL 33762, (727) 934-3448.

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PART II— INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses payable by the Company in connection with the sale of the securities being registered hereby. All amounts shown are estimates except the SEC registration fee. All of these fees and expenses will be borne by the Company.

Securities and Exchange Commission Registration Fee	$3,385
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	30,000
Miscellaneous Expenses	6,615
Total	$50,000

Item 15. Indemnification of Directors and Officers.

The Delaware General Corporation Law and our certificate of incorporation and by-laws provide for indemnification of our directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the registrant and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.

Our certificate of incorporation provides that no director shall be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director, except that the limitation shall not eliminate or limit liability to the extent that the elimination or limitation of such liability is not permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended.

Our by-laws further provide for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. A principal effect of these provisions is to limit or eliminate the potential liability of our directors for monetary damages arising from breaches of their duty of care, subject to certain exceptions. These provisions may also shield directors from liability under federal and state securities laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 16.    Exhibits and Financial Statement Schedules.

(a)	Exhibits.

The exhibits to the registration statement for this offering are listed in the Exhibit Index attached hereto and incorporated by reference herein.

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(b)	Financial Statement Schedules.

No financial statement schedules have been submitted because they are not required or are not applicable or because the information required is included in the consolidated financial statements or the notes thereto.

Item 17.    Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) each prospectus filed pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

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(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida, on August 14, 2017.

MAGNEGAS CORPORATION

By:	/s/ Ermanno Santilli
Ermanno Santilli
Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ ERMANNO SANTILLI	Chief Executive Officer and Director	August 14, 2017
Ermanno Santilli	(Principal Executive Officer)

/s/ SCOTT MAHONEY	Chief Financial Officer and Secretary	August 14, 2017
Scott Mahoney	(Principal Financial and Accounting Officer)

*
Robert Dingess	Director	August 14, 2017

*
Luisa Ingargiola	Director	August 14, 2017

*
Carla Santilli	Director	August 14, 2017

*
Kevin Pollack	Director	August 14, 2017

*
William Staunton	Director	August 14, 2017

*
Joe Stone	Director	August 14, 2017

*
Christopher Huntington	Director	August 14, 2017

* By:	/s/ SCOTT MAHONEY
Scott Mahoney
Attorney-in-fact

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EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of MagneGas Corporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 19, 2017).
3.2	Certificate of Designations for Series C Convertible Preferred Stock of MagneGas Corporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on June 19, 2017).
3.3	Certificate of Designations for Series D Convertible Preferred Stock of MagneGas Corporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on July 27, 2017).
3.4	Bylaws of MagneGas Corporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form 10SB filed on April 3, 2006).
3.5	Amendment No. 1 to Bylaws of MagneGas Corporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on September 29, 2016).
4.1	Form of Warrant to Purchase Series C Convertible Preferred Stock of MagneGas Corporation (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on June 12, 2017).
4.2	Form of Warrant to Purchase Common Stock of MagneGas Corporation (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on June 12, 2017).
4.3	Form of Placement Agent Warrant of MagneGas Corporation (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 19, 2017).
5.1	Opinion of Goodwin Procter LLP.
10.1	Securities Purchase Agreement dated June 12, 2017, by and among MagneGas Corporation and the buyers identified on the signature pages thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 12, 2017).
10.2	Form of Registration Rights Agreement by and among MagneGas Corporation and the buyers identified on the signature pages thereto (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on June 12, 2017).
10.3	Amended and Restated Registration Rights Agreement by and among MagneGas Corporation and the buyers identified on the signature pages thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on August 14, 2017).
21.1	List of Subsidiaries (Previously filed)
23.1	Consent of Marcum LLP, an independent registered public accounting firm.
23.2	Consent of Stevenson & Company CPAS LLC, an independent registered public accounting firm.
23.3	Consent of Goodwin Procter LLP (included in the opinion filed as Exhibit 5.1)
24.1	Power of Attorney ( Previously filed).

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